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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Interactive Systems Worldwide, Inc. for the registration of 2,645,870 shares of its common stock and to the incorporation by reference therein of our report dated November 19, 2004, with respect to the consolidated financial statements of Interactive Systems Worldwide, Inc. included in its Annual Report (Form 10-KSB) for the year ended September 30, 2004, filed with the Securities and Exchange Commission.




Eisner LLP

New York, New York
December 27, 2004